                                                                      EXHIBIT 12

                          AMERICAN EQUITY TRUST, INC.
       Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
                     (In thousands except per share data)

                                                                              Year Ended December 31,
                                                 -------------------------------------------------------------------------------
                                                 Pro Forma      Pro Forma     Pro Forma     Pro Forma
                                                  Common        Combined       Common       Combined
                                                  Minimum        Minimum       Maximum       Maximum      1995     1994     1993
                                                 ---------      ---------     ---------     ---------     ----     ----     ----
Income (loss) from
   continuing operations                             79              273         1,124         1,676      (43)     (176)     (74)

Interest on indebtedness                            194                0           551             0      1,609    1,555     947
                                                   ----            -----        ------        ------      -----    -----    ----
Income as adjusted                                  273              273         1,675         1,676      1,566    1,379     873
                                                   ====            =====        ======        ======      =====    =====    ====

Preferred dividend requirement                        0              161             0         1,200          0        0       0
                                                   ----            -----        ------        ------      -----    -----    ----

Fixed charges:

Interest on indebtedness                              0                0         1,609         1,609      1,609    1,555     947

Interest incurred/(repaid) in conjunction
 with offering                                      194                0        (1,058)       (1,609)         0        0       0
                                                   ----            -----        ------        ------      -----    -----    ----

Interest on remaining indebtedness                  194                0           551             0      1,609    1,555     947
                                                   ----            -----        ------        ------      -----    -----    ----

Fixed charges and preferred dividends               194              161           551         1,200      1,609    1,555     947
                                                   ====            =====        ======        ======      =====    =====    ====

Excess (deficiency)                                  79              112         1,124           476        (43)    (176)    (74)
                                                   ====            =====        ======        ======      =====    =====    ====

Ratio of earning to fixed charges and
 preferred stock dividends                         1.41             1.70          3.04          1.40       0.97     0.89    0.92
                                                   ====            =====        ======        ======      =====    =====    ====
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